UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 27, 2005

Material Technologies, Inc.
Exact Name of Registrant as specified in its charter

Delaware 33-23617 95-4622822 ----------------------------------------------------------------------- State or other jurisdiction Commission IRS Employer of incorporation File Number Identification No.

11661 San Vicente Blvd., Suite 707, Los Angeles, California 90049
Address of principal executive offices                                Zip Code

Registrant's telephone number, including area code: (310) 208-5589

Section 1. - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(a)

(1)        On September 27, 2005, the registrant entered into a Stock Purchase Agreement ("Agreement") with Birchington Investments Limited, a corporation organized under the laws of the British Virgin Islands. There is no material relationship between the registrant and Birchington other then the obligations created by this Agreement and a similar one dated June 8, 2005.

(2)        In the Agreement, Birchington purchased 6,000,000 shares of the restricted Common Stock of the registrant  in exchange for 6,000,000 Ordinary Shares of Birchington, calculated on the basis of a $1.00 US per share valuation.  Birchington’s

Ordinary Shares were recently listed on the Irish Stock Exchange in Dublin, Ireland. Birchington is a newly formed company which was formed for the specific purpose of investing in United States small cap companies which Birchington believes to have long term growth potential.

Birchington has entered into a "lock-up" agreement with registrant pursuant to which Birchington has agreed not to sell, transfer, or assign the shares of registrant's Common Stock which it received as a result of this transaction, for a period of one year from the Closing date.

An additional 1,800,000 shares of registrant’s Common Stock will be held in escrow for one year following the Closing.  This is thirty percent (30%) of the number of shares being purchased by Birchington. In the event that the average of the ten (10) closing bid prices per share during the ten (10) trading days immediately preceding the one year anniversary date of the closing, is less than the per share market price of the registrant’s Common Stock as of the date of the Closing ($1.00), Birchington shall be entitled to purchase out of escrow a percentage of the escrowed shares equal to the percentage of such decline for a price of $.01 per share.  The escrowed remaining shares, if any, will be returned to registrant.   The escrow agent is Gottbetter and Partners, a New York law firm.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

(a) The registrant issued and sold six million (6,000,000) shares of registrant's Common Stock, par value $.001 (the "Shares") to Birchington on September 27, 2005. The total offering price for the Shares was $1.00 per share for a total purchase price of $6,000,000 paid in 6,000,000 Birchington Ordinary Shares. The Shares were sold pursuant to an exemption from registration under Regulation S of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Material Technologies, Inc.

September 27, 2005 By: /s/ Robert M. Bernstein -------------------------- ----------------------------------------- Robert M. Bernstein, CEO